Exhibit 28.1

                                                           FOR IMMEDIATE RELEASE
                                                                  APRIL 17, 1997
                                                      FOR ADDITIONAL INFORMATION
                                                    CONTACT:  DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                                  (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank today announced net income of $494,000 ($0.30 per share) for the Company's first quarter ended March 31, 1997 compared to net income of $397,000 ($0.20 per share) for the first quarter ended March 31, 1996, an increase of 24.3%. The current three months earnings represents an annualized return on average assets (ROA) of 1.15% and a return on average equity (ROE) of 7.51%.

Stephen E. Zahn, President and Chief Executive Officer, attributes the $97,000 increase in first quarter earnings for March 31, 1997 compared with March 31, 1996 to improved net interest income of $1,444,000 for the three months ended March 31, 1997 versus $1,236,000 for the comparable period 1996. This income was partially reduced by higher non-interest expense of $752,000 for 1997 compared to $694,000 for 1996. This increased expense was primarily due to costs associated with employee stock benefit plans and increases in compensation including additional staff needed to serve our customer growth.

The book value of NEIB's stock is $14.87 per share as of March 31, 1997 and the last reported trade of the stock in March was at $15.00 per share.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company's traded on the Nasdaq National Market under the symbol "NEIB".
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
                                    NORTHEAST INDIANA BANCORP, INC.
                              CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                              (Unaudited)

                             CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                          March 31,     December 31,
                    ASSETS                                                   1997            1996
                                                                        ------------    ------------
Cash and cash equivalents ..........................................       4,835,304       6,672,374
Interest earning deposits in financial institutions-long term ......         100,000         100,000
Securities available for sale ......................................      12,421,479      11,496,031
Securities held to maturity estimated market value of
  $789,000 and $891,000 at March 31, 1997
  and December 31, 1996 ............................................         789,794         892,036
Loans receivable, net of allowance for loan loss March 31, 1997
  $1,079,000 and December 31, 1996 $1,027,000 ......................     151,296,297     146,854,690
Other real estate owned, net .......................................            --              --
Premises and equipment .............................................       1,987,610       2,009,026
Other assets .......................................................       1,443,052       1,519,963
                                                                        ------------    ------------
    Total Assets ...................................................    $172,873,536    $169,544,120
                                                                        ============    ============
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ...........................................................      91,662,998      85,346,241
Borrowed Funds .....................................................      54,000,000      56,000,000
Accrued interest payable and other liabilities .....................         997,946       1,668,763
                                                                        ------------    ------------
    Total Liabilities ..............................................    $146,660,944    $143,015,004
                                                                        ------------    ------------

Retained earnings - substantially restricted .......................      26,212,592      26,529,116
                                                                        ------------    ------------
    Total Liabilities and Shareholder's Equity .....................    $172,873,536    $169,544,120
                                                                        ============    ============

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
                         NORTHEAST INDIANA BANCORP, INC.
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

                        CONSOLIDATED STATEMENTS OF INCOME

                                                           Three Months Ended
                                                                March 31
                                                       -------------------------
                                                          1997           1996
                                                       ----------     ----------
Total interest income ............................      3,315,140      2,666,892
Total interest expense ...........................      1,812,290      1,348,629
                                                       ----------     ----------
   Net interest income ...........................     $1,502,850     $1,318,263
                                                       ----------     ----------
Provision for loan losses ........................         58,500         82,200
                                                       ----------     ----------
   Net interest income after provision for
   loan losses ...................................     $1,444,350     $1,236,063
                                                       ----------     ----------
Total noninterest income .........................        116,062         93,532
Total noninterest expense without FDIC expense ...        739,358        655,347
FDIC expense .....................................         12,684         38,298
                                                       ----------     ----------
   Total noninterest expenses ....................        752,042        693,645
                                                       ----------     ----------
  Income before income tax expenses ..............     $  808,370     $  635,950
                                                       ----------     ----------
Income tax expenses ..............................        314,630        238,702
                                                       ----------     ----------
     Net Income ..................................     $  493,740     $  397,248
                                                       ==========     ==========

                             SELECTED FINANCIAL DATA

                                                                Three Months Ended
                                                                     March 31
                                                                  1997     1996
                                                                  ----     ----
Earnings per share ..........................................     0.30     0.20
Net interest margin .........................................     3.61%    3.91%
Return on average assets ....................................     1.15%    1.14%
Return on average equity ....................................     7.51%    5.25%

                                                                  At March 31st
                                                                  1997     1996
                                                                  ----     ----
Stockholders' equity as a % of total assets..................    15.36%   21.69%
Book value per share.........................................    14.87    13.84
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